Exhibit 99.1
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: February 4, 2010
Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ Symbol: CACC
CREDIT ACCEPTANCE ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2009 EARNINGS
Southfield, Michigan — February 4, 2010 — Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced consolidated net income of $40.3 million, or $1.27 per diluted share, for the three months ended December 31, 2009 compared to consolidated net income of $18.6 million, or $0.60 per diluted share, for the same period in 2008. For the year ended December 31, 2009, consolidated net income was $146.3 million, or $4.62 per diluted share, compared to consolidated net income of $67.2 million, or $2.16 per diluted share, for the same period in 2008.
Adjusted net income, a non-GAAP financial measure, for the three months ended December 31, 2009 was $35.5 million, or $1.11 per diluted share, compared to $23.6 million, or $0.76 per diluted share, for the same period in 2008. For the year ended December 31, 2009, adjusted net income was $125.0 million, or $3.95 per diluted share, compared to adjusted net income of $82.8 million, or $2.66 per diluted share, for the same period in 2008.
Webcast Details
We will host a webcast on February 4, 2010 at 5:00 p.m. Eastern Time to discuss fourth quarter and full year 2009 results. The webcast can be accessed live by visiting the “Investor Relations” section of our website at creditacceptance.com or by dialing 888-637-7734. Additionally, a replay and transcript of the webcast will be archived in the “Investor Relations” section of our website.

Consumer Loan Performance
At the time of consumer loan acceptance or purchase, we forecast future expected cash flows from the consumer loan. Based on these forecasts, an advance or one-time payment is made to the related dealer-partner at a price designed to achieve an acceptable return on capital. If consumer loan performance equals or exceeds our original expectation, it is likely our target return on capital will be achieved.
We use a statistical model to estimate the expected collection rate for each consumer loan at inception. We continue to evaluate the expected collection rate of each consumer loan subsequent to inception. Our evaluation becomes more accurate as the consumer loans age, as we use actual performance data in our forecast. By comparing our current expected collection rate for each consumer loan with the rate we projected at the time of assignment, we are able to assess the accuracy of our initial forecast. The following table compares our forecast of consumer loan collection rates as of December 31, 2009, with the forecasts as of September 30, 2009, as of December 31, 2008 and at the time of assignment, segmented by year of assignment:

	Forecasted Collection Percentage as of				Variance in Forecasted Collection Percentage from
Consumer
Loan
Assignment	December 31,	September 30,	December 31,	Initial	September 30,	December 31,	Initial
Year	2009	2009	2008	Forecast	2009	2008	Forecast
2000	72.5%	72.6%	72.5%	72.8%	-0.1%	0.0%	-0.3%
2001	67.5%	67.4%	67.4%	70.4%	0.1%	0.1%	-2.9%
2002	70.4%	70.4%	70.4%	67.9%	0.0%	0.0%	2.5%
2003	73.7%	73.7%	73.8%	72.0%	0.0%	-0.1%	1.7%
2004	73.1%	73.1%	73.4%	73.0%	0.0%	-0.3%	0.1%
2005	73.7%	73.9%	74.1%	74.0%	-0.2%	-0.4%	-0.3%
2006	70.3%	70.5%	70.3%	71.4%	-0.2%	0.0%	-1.1%
2007	68.3%	68.4%	67.9%	70.7%	-0.1%	0.4%	-2.4%
2008	70.0%	69.0%	67.9%	69.7%	1.0%	2.1%	0.3%
2009(1)	75.6%	73.9%	—	71.9%	1.7%	—	3.7%

(1)	The forecasted collection rate for 2009 consumer loans as of December 31, 2009 includes both consumer loans that were in our portfolio as of September 30, 2009 and consumer loans assigned during the most recent quarter. The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of
	December 31,	September 30,
2009 Consumer Loan Assignment Period	2009	2009	Variance
January 1, 2009 through September 30, 2009	76.0%	73.9%	2.1%
October 1, 2009 through December 31, 2009	74.4%	—	—
Consumer loan performance for the three months and year ended December 31, 2009 exceeded our forecasts at September 30, 2009 and December 31, 2008. As a general rule, for GAAP results, improvements in forecasted collection rates are recorded over time as yield adjustments. However, when forecasted collection rates improve on previously impaired loan pools, the improvement is recorded as a reversal of previously recorded provision for credit losses. During the three months and year ended December 31, 2009, forecasted collection rates increased and a portion of this increase was recorded as a reversal of previously recorded provision for credit losses. This reversal positively impacted 2009 GAAP results and is primarily what caused GAAP net income to exceed adjusted net income for 2009.
As a result of current economic conditions and uncertainty about future conditions, our forecasts of future collection rates are subject to a greater than normal degree of risk. Our pricing strategy considers this in that we have established advance rates that are intended to allow us to achieve acceptable levels of profitability, even if collection rates are less than we currently forecast.
During 2008, our forecasted collection rates declined as payment patterns were worse than historical payment patterns for consumer loans with similar attributes. During the latter part of 2008, we adjusted the expected collection rate of new consumer loan assignments downward to reflect this unfavorable trend in consumer loan performance. During 2009, payment patterns improved for consumer loans assigned during both 2008 and 2009. The improvement in payment patterns, together with our reduced expectations, have caused our forecasted collection rates to exceed our initial forecast for consumer loans assigned during 2008 and 2009.

The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of December 31, 2009. Payments of dealer holdback and accelerated payments of dealer holdback are not included in the advance percentage paid to the dealer-partner. All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest). The table includes both dealer loans and purchased loans.

	As of December 31, 2009
	Forecasted			% of Forecast
Loan Assignment Year	Collection %	Advance %	Spread %	Realized
2000	72.5%	47.9%	24.6%	99.6%
2001	67.5%	46.0%	21.5%	99.2%
2002	70.4%	42.2%	28.2%	99.0%
2003	73.7%	43.4%	30.3%	98.8%
2004	73.1%	44.0%	29.1%	98.3%
2005	73.7%	46.9%	26.8%	97.8%
2006	70.3%	46.6%	23.7%	93.2%
2007	68.3%	46.5%	21.8%	77.2%
2008	70.0%	44.6%	25.4%	53.4%
2009	75.6%	43.9%	31.7%	21.4%
The risk of a material change in our forecasted collection rate declines as the consumer loans age. For 2006 and prior originations, the risk of a material forecast variance is modest, as we have currently realized in excess of 90% of the expected collections. Conversely, the forecasted collection rate for 2007, 2008 and 2009 originations are less certain as a significant portion of our forecast has not been realized.
The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), and the spread (the forecasted collection rate less the advance rate) as of December 31, 2009 for purchased loans and dealer loans separately:

	Consumer Loan	Forecasted
	Assignment Year	Collection %	Advance %	Spread %
Purchased loans	2007	68.7%	48.7%	20.0%
	2008	69.3%	46.4%	22.9%
	2009	76.1%	45.8%	30.3%

Dealer loans	2007	68.3%	45.9%	22.4%
	2008	70.5%	43.6%	26.9%
	2009	75.5%	43.5%	32.0%
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require the Company to pay dealer holdback. The increase in the spread between the forecasted collection rate and the advance rate during 2008 and 2009 occurred as a result of pricing changes implemented during the first nine months of 2008 and improving forecasted collection rates during 2009. The positive impact of these two factors on the spread for 2009 was partially offset by pricing changes implemented during the last four months of 2009.

Access to Capital
During the fourth quarter of 2009, we completed a $110.5 million asset-backed secured financing, and on February 1, 2010, we issued $250.0 million of first priority senior secured notes. The net proceeds from these financings were used to repay outstanding indebtedness under our revolving credit facility and our $325.0 million secured warehouse facility. After these repayments, we have over $450.0 million in available borrowing capacity. Our first priority is to ensure we have the available capacity to fund expected new consumer loan assignments. While the successful completion of these financings will improve our position in that regard, we intend to continue to work to (1) secure additional borrowing capacity, (2) increase the diversity of our funding sources, and (3) extend the term of one or more of our revolving credit facility and our revolving secured warehouse facilities. To the extent we determine our ability to fund expected new consumer loan assignments has been effectively provided for, we may then consider share repurchases or cash dividends, for which borrowed funds could be used if then available.
Consumer Loan Volume
Our ability to maintain and grow consumer loan volume is impacted by our pricing strategy, the number of dealer-partners actively participating in our programs, and the competitive environment. The following table summarizes changes in consumer loan dollar and unit volume in each of the last eight quarters as compared to the same period in the previous year:

	Consumer Loans
	Year over Year Percent Change
Three Months Ended	Dollar Volume	Unit Volume
March 31, 2008	28.5%	16.0%
June 30, 2008	40.6%	26.1%
September 30, 2008	27.5%	26.9%
December 31, 2008	-21.0%	-13.4%
March 31, 2009	-26.3%	-13.0%
June 30, 2009	-30.2%	-16.2%
September 30, 2009	-13.6%	-5.7%
December 31, 2009	2.1%	7.6%
Dollar and unit volume declined during the first three quarters of 2009 as compared to the same periods in 2008 due to pricing changes implemented during the first nine months of 2008. The growth in dollar and unit volume during the fourth quarter of 2009 was the result of pricing changes implemented during the last four months of 2009 that reduced per unit profitability in exchange for increased loan volume.
As a result of our success in renewing our debt facilities during the third quarter of 2009 and securing additional financing during the fourth quarter of 2009 and February 2010, we are now in position to grow year over year unit volumes. We will continue to monitor unit volumes and will make additional pricing changes with an objective to maximize economic profit given the capital we have available. Future growth rates will depend on how unit volumes respond to pricing changes, which will be influenced to a large degree by how quickly competition returns to our market. During January 2010, unit volume declined by 5.3% as compared to January 2009.

The following table summarizes the changes in consumer loan unit volume and active dealer-partners:

	Three Months Ended December 31,
	2009	2008	% change

Consumer loan unit volume	23,450	21,792	7.6%
Active dealer-partners (1)	2,170	2,134	1.7%

Average volume per active dealer-partner	10.8	10.2	5.9%

Consumer loan unit volume from dealer-partners active both periods	16,243	16,327	-0.5%
Dealer-partners active both periods	1,269	1,269	—

Average volume per dealer-partners active both periods	12.8	12.9	-0.5%

Consumer loan unit volume from new dealer-partners	1,159	1,404	-17.5%
New active dealer-partners (2)	211	264	-20.1%

Average volume per new active dealer-partners	5.5	5.3	3.8%

Attrition (3)	-25.4%	-25.6%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

(2)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the period.

(3)	Attrition is measured according to the following formula: decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.
Consumer loans are assigned to us through either our portfolio program or our purchase program. The following table summarizes the portion of our consumer loan volume that was assigned to us through our purchase program:

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
New purchased loan unit volume as a percentage of total unit volume	9.2%	21.8%	13.4%	29.8%
New purchased loan dollar volume as a percentage of total dollar volume	11.3%	26.2%	16.2%	34.8%
For the three months and year ended December 31, 2009, new purchased loan unit and dollar volume as a percentage of total unit and dollar volume, respectively, decreased as compared to 2008 due to pricing changes implemented during 2008.
As of December 31, 2009 and 2008, the net purchased loans receivable balance was 27.5% and 30.3%, respectively, of the total net loans receivable balance.

Adjusted Financial Results
Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine incentive compensation. The table below shows our results following adjustments to reflect non-GAAP accounting methods. Material adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Program Fee Yield Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, operating expenses, and economic profit are all non-GAAP financial measures. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.
Adjusted financial results for the three months and year ended December 31, 2009, compared to the same period in 2008, include the following:

	Three Months Ended			Years Ended
	December 31,			December 31,
(Dollars in thousands, except per share data)	2009	2008	% Change	2009	2008	% Change

Adjusted average capital	$989,804	$1,014,071	-2.4%	$998,719	$974,976	2.4%
Adjusted net income	$35,508	$23,572	50.6%	$125,044	$82,792	51.0%
Adjusted interest expense (after-tax)	$5,767	$6,994	-17.5%	$20,933	$26,990	-22.4%
Adjusted net income plus interest expense (after-tax)	$41,275	$30,566	35.0%	$145,977	$109,782	33.0%
Adjusted return on capital	16.7%	12.1%	38.0%	14.6%	11.3%	29.2%
Cost of capital	7.3%	6.3%	15.9%	6.7%	6.4%	4.7%
Economic profit	$23,205	$14,559	59.4%	$79,099	$47,025	68.2%

GAAP diluted weighted average shares outstanding	31,868,441	31,038,088	2.7%	31,668,895	31,105,043	1.8%
Adjusted net income per diluted share	$1.11	$0.76	46.1%	$3.95	$2.66	48.5%
Economic profit increased 59.4% for the three months ended December 31, 2009, and increased 68.2% for the year ended December 31, 2009, as compared to the same periods in 2008. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business. The following table summarizes the impact each of these components had on the increases in economic profit for the three months and year ended December 31, 2009, as compared to the same periods in 2008:

	Year over Year Change in Economic Profit
	Three Months Ended	Year Ended
(Dollars in thousands)	December 31, 2009	December 31, 2009
Increase in adjusted return on capital	$11,440	$33,522
Increase in cost of capital	(2,446)	(2,593)
(Decrease) increase in adjusted average capital	(348)	1,145

Increase in economic profit	$8,646	$32,074

The increases in economic profit for the three months and year ended December 31, 2009, as compared to the same periods in 2008, were primarily the result of increases in our adjusted returns on capital, which increased 460 basis points for the three month period and 330 basis points for the year primarily due to the following:
•	Finance charges increased adjusted returns on capital by 430 basis points for the three month period and 250 basis points for the year ended December 31, 2009, as compared to the same periods in 2008. These increases were due to pricing changes implemented during the first nine months of 2008 and an increase in forecasted collection rates during 2009, partially offset by pricing changes implemented during the last four months of 2009.

•	The impact of the formation of VSC Re during the fourth quarter of 2008 increased adjusted returns on capital by 50 basis points for the three month period and 60 basis points for the year ended December 31, 2009, as compared to the same periods in 2008. The VSC Re earnings are recognized on an accrual basis and recorded as premiums earned less premium tax and provision for claims. Previously, earnings on vehicle service contracts, excluding our commissions, were recorded as other income and realized when profit sharing payments were received from third party administrators. The following table shows the after-tax earnings from VSC Re and profit sharing payments received and recorded as other income for the three months and year ended December 31, 2009 and 2008:

	Three Months Ended December 31,		Years Ended December 31,
(Dollars in thousands)	2009	2008	2009	2008
Premiums earned less premium tax and provision for claims (after-tax)	$2,526	$754	$8,814	$754
Earnings from profit sharing payments (after-tax)	—	524	74	1,928

	$2,526	$1,278	$8,888	$2,682

The financial results from VSC Re for the year ended December 31, 2009 include $2.1 million of after-tax earnings related to a revision in our timing used to recognize premiums earned. During the third quarter of 2009, we revised our timing in order to better match the timing of our revenue recognition with our expected costs of servicing our vehicle service contracts, which is based on our historical claims experience.
The following table shows adjusted revenue and operating expenses as a percentage of adjusted average capital and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same periods in the prior year:

	Three Months Ended
	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2009	2009	2009	2009	2008	2008	2008	2008

Adjusted revenue as a percentage of adjusted average capital	37.7%	36.6%	32.7%	30.7%	30.2%	28.9%	28.5%	30.7%

Operating expenses as a percentage of adjusted average capital	11.2%	11.3%	10.7%	11.6%	11.1%	10.8%	11.3%	13.7%

Adjusted return on capital	16.7%	16.0%	13.9%	12.0%	12.1%	11.4%	10.8%	10.7%

Percentage change in adjusted average capital compared to the same period in the prior year	-2.4%	-3.0%	1.9%	15.2%	30.4%	42.3%	39.6%	37.5%

The following tables show how non-GAAP measures reconcile to GAAP measures. All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate. Amounts do not recalculate due to rounding.

	Three Months Ended December 31,			Years Ended December 31,
(Dollars in thousands, except per share data)	2009	2008	% Change	2009	2008	% Change

Adjusted net income
GAAP net income	$40,335	$18,556	117.4%	$146,255	$67,177	117.7%
Floating yield adjustment (after-tax)	(4,679)	4,125		(19,523)	13,079
Program fee yield adjustment (after-tax)	121	372		796	2,075
(Gain) loss from discontinued United Kingdom segment (after-tax)	(263)	221		(209)	(109)
Interest expense related to interest rate swap agreement (after-tax)	(68)	242		(522)	220
Adjustment to record taxes at 37%	62	56		(1,753)	350

Adjusted net income	$35,508	$23,572	50.6%	$125,044	$82,792	51.0%

Adjusted net income per diluted share	$1.11	$0.76	46.1%	$3.95	$2.66	48.5%
Diluted weighted average shares outstanding	31,868,441	31,038,088	2.7%	31,668,895	31,105,043	1.8%

Adjusted average capital
GAAP average debt	$510,123	$665,635	-23.4%	$575,482	$660,804	-12.9%
GAAP average shareholders’ equity	474,984	331,402	43.3%	411,041	302,765	35.8%
Floating yield adjustment	5,394	18,643		13,150	13,762
Program fee yield adjustment	(697)	(1,609)		(954)	(2,355)

Adjusted average capital	$989,804	$1,014,071	-2.4%	$998,719	$974,976	2.4%

Adjusted return on capital
Adjusted net income	$35,508	$23,572		$125,044	$82,792
Adjusted interest expense (after-tax)	5,767	6,994		20,933	26,990

Adjusted net income plus interest expense (after-tax)	$41,275	$30,566	35.0%	$145,977	$109,782	33.0%

Adjusted return on capital (1)	16.7%	12.1%	38.0%	14.6%	11.3%	29.2%

Economic profit
Adjusted return on capital	16.7%	12.1%		14.6%	11.3%
Cost of capital (2)	7.3%	6.3%		6.7%	6.4%

Adjusted return on capital in excess of cost of capital	9.4%	5.8%		7.9%	4.9%
Adjusted average capital	$989,804	$1,014,071		$998,719	$974,976

Economic profit	$23,205	$14,559	59.4%	$79,099	$47,025	68.2%

(1)	Adjusted return on capital is defined as annualized adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(2)	The cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 — tax rate) x (the average 30 year treasury rate + 5% — pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)]. For the three months ended December 31, 2009 and 2008, the average 30 year treasury rate was 4.3% and 3.8%, respectively. The adjusted pre-tax average cost of debt was 7.2% and 6.7%, respectively. For the year ended December 31, 2009 and 2008, the average 30 year treasury rate was 4.0% and 4.3%, respectively. The adjusted pre-tax average cost of debt was 5.8% and 6.5%, respectively.

	Three Months Ended
	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
(Dollars in thousands)	2009	2009	2009	2009	2008	2008	2008	2008

Adjusted net income
GAAP net income	$40,335	$40,734	$36,185	$29,001	$18,556	$20,657	$10,344	$17,620
Floating yield adjustment (after-tax)	(4,679)	(4,617)	(5,882)	(4,345)	4,125	1,183	9,536	(1,765)
Program fee yield adjustment (after-tax)	121	152	203	320	372	506	653	544
(Gain) loss from discontinued United Kingdom segment (after-tax)	(263)	78	(35)	11	221	(326)	35	(39)
Interest expense related to interest rate swap agreement (after-tax)	(68)	(94)	(147)	(213)	242	(179)	(375)	532
Adjustment to record taxes at 37%	62	(1,562)	(193)	(60)	56	419	(2)	(123)

Adjusted net income	$35,508	$34,691	$30,131	$24,714	$23,572	$22,260	$20,191	$16,769

Adjusted revenue
GAAP total revenue	$100,135	$100,268	$92,373	$87,888	$86,296	$80,107	$75,005	$70,778
Floating yield adjustment	(7,426)	(7,329)	(9,336)	(6,898)	6,546	1,880	15,137	(2,800)
Program fee yield adjustment	191	242	322	507	590	804	1,036	863
Provision for credit losses	4,942	3,433	3,766	(167)	(14,252)	(8,278)	(20,782)	(2,479)
Provision for claims	(4,513)	(5,148)	(4,829)	(4,809)	(2,650)	13	(9)	(5)

Adjusted revenue	$93,329	$91,466	$82,296	$76,521	$76,530	$74,526	$70,387	$66,357

Adjusted average capital
GAAP average debt	$510,123	$562,663	$604,863	$624,279	$665,635	$706,637	$686,148	$584,794
GAAP average shareholders’ equity	474,984	428,377	388,242	352,562	331,402	308,990	295,771	274,897
Floating yield adjustment	5,394	10,134	15,243	21,829	18,643	18,002	9,326	9,076
Program fee yield adjustment	(697)	(834)	(1,012)	(1,274)	(1,609)	(2,048)	(2,626)	(3,136)

Adjusted average capital	$989,804	$1,000,340	$1,007,336	$997,396	$1,014,071	$1,031,581	$988,619	$865,631

Adjusted revenue as a percentage of adjusted average capital	37.7%	36.6%	32.7%	30.7%	30.2%	28.9%	28.5%	30.7%

Adjusted return on capital
Adjusted net income	$35,508	$34,691	$30,131	$24,714	$23,572	$22,260	$20,191	$16,769
Adjusted interest expense (after-tax)	5,767	5,225	4,736	5,205	6,994	7,081	6,602	6,313

Adjusted net income plus interest expense (after-tax)	$41,275	$39,916	$34,867	$29,919	$30,566	$29,341	$26,793	$23,082

Adjusted return on capital	16.7%	16.0%	13.9%	12.0%	12.1%	11.4%	10.8%	10.7%

Operating expenses
GAAP salaries and wages	$16,395	$16,862	$16,515	$17,121	$17,788	$16,766	$16,699	$17,740
GAAP general and administrative	7,633	7,869	6,894	7,995	6,795	6,977	6,627	7,137
GAAP sales and marketing	3,788	3,533	3,566	3,921	3,446	4,103	4,556	4,671

Operating expenses	$27,816	$28,264	$26,975	$29,037	$28,029	$27,846	$27,882	$29,548

Operating expenses as a percentage of adjusted average capital	11.2%	11.3%	10.7%	11.6%	11.1%	10.8%	11.3%	13.7%

Percentage change in adjusted average capital compared to the same period in the prior year	-2.4%	-3.0%	1.9%	15.2%	30.4%	42.3%	39.6%	37.5%

Floating Yield Adjustment
The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.
Finance charge revenue equals the cash inflows from our loan portfolio less cash outflows to acquire the loans. Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan. With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage. Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense. The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time. The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.
We believe floating yield earnings are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.
Program Fee Yield Adjustment
The purpose of this adjustment is to make revenue from program fees comparable across time periods. In 2001, we began charging dealer-partners a monthly program fee. Effective January 1, 2007, we implemented a change in the way these fees are charged designed to positively impact dealer-partner attrition. We continue to charge a monthly program fee, but instead of collecting the fee in the current period, we collect it from future dealer holdback payments.
As a result of this change, (as of January 1, 2007) we record program fees on a GAAP basis as a yield adjustment, recognizing these fees as finance charge revenue over the term of the dealer loan because collection is dependent on the future cash flows of the loan. Previously, we had recorded the fee as program fee revenue in the month the fee was charged. The current GAAP treatment is more consistent with the cash economics of the business.
To allow for proper comparisons between periods, we make an adjustment to our financial results as though program fees had always been recorded as a yield adjustment. The program fee yield adjustment will become less significant in future periods. We believe the adjustment will be immaterial starting in 2010.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan,” “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Exhibit 99.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 19, 2010, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:
•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to execute our business strategy due to current economic conditions.

•	We may be unable to continue to access or renew funding sources and obtain capital needed to maintain and grow our business.

•	The terms of our debt limit how we conduct our business.

•	The conditions of the U.S. and international capital markets may adversely affect lenders with which we have relationships, causing us to incur additional costs and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Our substantial debt could negatively impact our business, prevent us from satisfying our debt obligations and adversely affect our financial condition.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flows to service our outstanding debt and fund operations and may be forced to take other actions to satisfy our obligations under such debt.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•	Reduction in our credit rating could increase the cost of our funding from, and restrict our access to, the capital markets and adversely affect our liquidity, financial condition and results of operations.

•	We may incur substantially more debt and other liabilities. This could exacerbate further the risks associated with our current debt levels.

•	The regulation to which we are or may become subject could result in a material adverse effect on our business.

•	Adverse changes in economic conditions, the automobile or finance industries or the non-prime consumer market could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	Our operations are dependent on technology.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional team members could adversely affect our ability to operate profitably.

•	Our reputation is a key asset to our business, and our business may be affected by how we are perceived in the marketplace.

•	The concentration of our dealer-partners in several states could adversely affect us.

•	Failure to properly safeguard confidential consumer information could subject us to liability, decrease our profitability and damage our reputation.

•	Our founder controls a majority of our common stock, has the ability to control matters requiring shareholder approval and has interests which may conflict with the interests of our other security holders.

•	Reliance on our outsourced business functions could adversely affect our business.

•	Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to these attacks or otherwise may negatively affect our business, financial condition and results of operations.

•	We have received comments from the staff of the SEC that remain unresolved.
Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.
Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one. Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Years Ended
	December 31,		December 31,
(Dollars in thousands, except per share data)	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenue:
Finance charges	$87,098	$76,704	$329,437	$286,823
Premiums earned	8,348	3,902	33,605	3,967
Other income	4,689	5,690	17,622	21,396

Total revenue	100,135	86,296	380,664	312,186

Costs and expenses:
Salaries and wages	16,395	17,788	66,893	68,993
General and administrative	7,633	6,795	30,391	27,536
Sales and marketing	3,788	3,446	14,808	16,776
Provision for credit losses	(4,947)	14,237	(12,164)	46,029
Interest	9,047	11,487	32,399	43,189
Provision for claims	4,513	2,650	19,299	2,651

Total costs and expenses	36,429	56,403	151,626	205,174

Income from continuing operations before provision for income taxes	63,706	29,893	229,038	107,012

Provision for income taxes	23,634	11,116	82,992	39,944

Income from continuing operations	40,072	18,777	146,046	67,068

Discontinued operations
Gain (loss) from discontinued United Kingdom operations	116	(241)	137	307
(Credit) provision for income taxes	(147)	(20)	(72)	198

Gain (loss) from discontinued operations	263	(221)	209	109

Net income	$40,335	$18,556	$146,255	$67,177

Net income per common share:
Basic	$1.31	$0.61	$4.78	$2.22

Diluted	$1.27	$0.60	$4.62	$2.16

Income from continuing operations per common share:
Basic	$1.30	$0.62	$4.77	$2.22

Diluted	$1.26	$0.60	$4.61	$2.16

Gain (loss) from discontinued operations per common share:
Basic	$0.01	$(0.01)	$0.01	$—

Diluted	$0.01	$(0.01)	$0.01	$—

Weighted average shares outstanding:
Basic	30,798,119	30,327,802	30,590,142	30,249,783
Diluted	31,868,441	31,038,088	31,668,895	31,105,043

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(Dollars in thousands, except per share data)	2009	2008
	(Unaudited)
ASSETS:
Cash and cash equivalents	$2,170	$3,154
Restricted cash and cash equivalents	82,456	80,333
Restricted securities available for sale	3,121	3,345

Loans receivable (including $12,674 and $15,383 from affiliates as of December 31, 2009 and December 31, 2008, respectively)	1,167,558	1,148,752
Allowance for credit losses	(117,545)	(130,835)

Loans receivable, net	1,050,013	1,017,917

Property and equipment, net	18,735	21,049
Income taxes receivable	3,956	—
Other assets	15,785	13,556

Total Assets	$1,176,236	$1,139,354

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$77,295	$83,948
Line of credit	97,300	61,300
Secured financing	404,597	574,175
Mortgage note and capital lease obligations	5,082	6,239
Deferred income taxes, net	93,752	75,060
Income taxes payable	—	881

Total Liabilities	678,026	801,603

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 31,158,217 and 30,666,691 shares issued and outstanding as of December 31, 2009 and December 31, 2008, respectively	311	306
Paid-in capital	24,370	11,829
Retained earnings	474,433	328,178
Accumulated other comprehensive loss, net of tax of $526 and $1,478 at December 31, 2009 and December 31, 2008, respectively	(904)	(2,562)

Total Shareholders’ Equity	498,210	337,751

Total Liabilities and Shareholders’ Equity	$1,176,236	$1,139,354

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(Dollars in thousands)	2009	2008
	(Unaudited)
Cash Flows From Operating Activities:
Net income	$146,255	$67,177
Adjustments to reconcile cash provided by operating activities:
Provision for credit losses	(12,164)	46,029
Depreciation	5,139	5,342
Loss on retirement of property and equipment	100	74
Provision for deferred income taxes	17,740	11,777
Stock-based compensation	6,805	4,309
Change in operating assets and liabilities:
(Decrease) increase in accounts payable and accrued liabilities	(4,029)	46
(Increase) decrease in income taxes receivable / increase (decrease) in income taxes payable	(4,837)	21,593
Increase in other assets	(2,229)	(867)

Net cash provided by operating activities	152,780	155,480

Cash Flows From Investing Activities:
Increase in restricted cash and cash equivalents	(2,123)	(6,231)
Purchases of restricted securities available for sale	(1,451)	(1,514)
Proceeds from sale of restricted securities available for sale	—	373
Maturities of restricted securities available for sale	1,661	1,094
Principal collected on loans receivable	661,246	610,029
Advances to dealers and accelerated payments of dealer holdback	(533,465)	(524,496)
Purchases of consumer loans	(103,283)	(280,326)
Payments of dealer holdback	(44,269)	(58,503)
Net increase in other loans	(152)	(120)
Purchases of property and equipment	(2,925)	(6,341)

Net cash used in investing activities	(24,761)	(266,035)

Cash Flows From Financing Activities:
Borrowings under line of credit	630,900	809,700
Repayments under line of credit	(594,900)	(784,700)
Proceeds from secured financing	397,000	605,700
Repayments of secured financing	(566,578)	(519,590)
Principal payments under mortgage note and capital lease obligations	(1,157)	(1,526)
Repurchase of common stock	(541)	(66)
Proceeds from stock options exercised	1,941	2,375
Tax benefits from stock based compensation plans	4,341	1,081

Net cash (used in) provided by financing activities	(128,994)	112,974

Effect of exchange rate changes on cash	(9)	23

Net (decrease) increase in cash and cash equivalents	(984)	2,442
Cash and cash equivalents, beginning of period	3,154	712

Cash and cash equivalents, end of period	$2,170	$3,154

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$32,080	$43,255
Cash paid during the period for income taxes	$67,563	$3,681

CREDIT ACCEPTANCE CORPORATION
SUMMARY FINANCIAL DATA
Loans Receivable
A summary of changes in Loans receivable is as follows (in thousands):

	For the Year Ended December 31, 2009
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$823,567	$325,185	$1,148,752
New loans	533,465	103,283	636,748
Transfers	(14,935)	14,935	—
Dealer holdback payments	44,269	—	44,269
Net cash collections on loans	(515,847)	(145,399)	(661,246)
Write-offs	(4,234)	(95)	(4,329)
Recoveries	2,996	46	3,042
Net change in other loans	152	—	152
Currency translation	170	—	170

Balance, end of period	$869,603	$297,955	$1,167,558

	For the Year Ended December 31, 2008
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$804,245	$140,453	$944,698
New loans	524,496	280,326	804,822
Transfers	(7,953)	7,953	—
Dealer holdback payments	58,503	—	58,503
Net cash collections on loans	(506,600)	(103,429)	(610,029)
Write-offs	(48,966)	(146)	(49,112)
Recoveries	—	28	28
Net change in other loans	120	—	120
Currency translation	(278)	—	(278)

Balance, end of period	$823,567	$325,185	$1,148,752

A summary of changes in the Allowance for credit losses is as follows (in thousands):

	For the Year Ended December 31, 2009
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$113,831	$17,004	$130,835
Provision for credit losses	(3,962)	(8,202)	(12,164)
Write-offs	(4,234)	(95)	(4,329)
Recoveries	2,996	46	3,042
Currency translation	161	—	161

Balance, end of period	$108,792	$8,753	$117,545

	For the Year Ended December 31, 2008
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$133,201	$944	$134,145
Provision for credit losses	29,851	16,178	46,029
Write-offs	(48,966)	(146)	(49,112)
Recoveries	—	28	28
Currency translation	(255)	—	(255)

Balance, end of period	$113,831	$17,004	$130,835